Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Equity Residential and ERP Operating Limited Partnership for the registration of an unspecified amount of equity and debt securities and to the incorporation by reference therein of our reports dated February 25, 2010 (except for Notes 12, 13 and 20, as to which the date is September 14, 2010) with respect to the consolidated financial statements and schedule of Equity Residential and ERP Operating Limited Partnership included in their September 14, 2010 Current Reports on Form 8-K (Form 8-K) and our reports dated February 25, 2010 with respect to the effectiveness of internal control over financial reporting of Equity Residential and ERP Operating Limited Partnership included in their Annual Reports (Form 10-K) for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

Chicago, Illinois	/s/ Ernst & Young LLP
October 14, 2010	Ernst & Young LLP